Exhibit 4.18

PRIVATE PLACEMENT AGREEMENT

THIS PRIVATE PLACEMENT AGREEMENT (this “Agreement”) is made as of the [_] day of December 2023, by and between, Gix Internet Ltd., a company organized under the laws of the State of Israel (the “Company”), and MediGus Ltd., a company organized under the laws of the State of Israel (the “Investor” or “Medigus”). The Company and the Investor are referred to collectively as the “Parties” and each as a “Party”.

W I T N E S S E T H:

WHEREAS, the Company is a public company, incorporated under the laws of the State of Israel, whose shares are listed for trading on the Tel Aviv Stock Exchange Ltd. (“TASE”);

WHEREAS, the Investor is a public company, incorporated under the laws of the State of Israel, whose shares are listed for trading on the Nasdaq;

WHEREAS, the Investor holds, beneficially and of record, 17,026,958 ordinary shares of the Company, which shares represent 42.25% of the voting rights of the Company and is familiar with the business and financial condition of the Company;

WHEREAS, the Company has an authorized share capital of 100,000,000 Ordinary Shares with no par value (the “Ordinary Shares”), 40,301,224 of which have been issued and are fully paid; and has issued warrants, employee options and other convertible securities which in the aggregate are convertible or exercisable into 4,485,800 Ordinary Shares;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to raise capital by means of issuance Ordinary Shares to the Investor;

WHEREAS, the Investor desires to purchase and the Company desires to issue and sell to the Investor Ordinary Shares pursuant to the terms and conditions more fully set forth in this Agreement.

NOW, THEREFORE, in consideration for the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1. Purchase and Sale of Ordinary Shares.

1.1 Sale and Issuance of Shares. Subject to the satisfaction of the closing conditions set forth in Sections 5 and 6 hereof, at the Closing (as defined below), the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, in consideration for the payment by the Investor of the Purchase Price (as defined below), an aggregate of 2,600,000 Ordinary Shares (the “Purchased Shares”), free and clear from any security interests, liabilities, limitations, pledges, hypothecations, restrictive covenants, claims, restrictions, mortgages, charges pledges and liens whatsoever or any other similar rights or any other third party rights, limitations or restrictions, and rights limitations or restrictions which may impose restrictions on the transfer thereof at any time, other than restrictions imposed by applicable law or stock exchange rules (collectively, “Free and Clear”).

1.2 Purchase Price. The purchase price per each Ordinary Share shall be NIS 0.50 (the “Purchase Price”). The Purchase Price shall be paid by the Investor to the Company at the Closing as follows: (1) an amount of NIS 800,000 shall be paid in cash, by wire transfer of immediately available funds to the Company’s Bank Account (as defined below) (the “Cash Consideration”); and (2) the Investor shall issue to the Company restricted ordinary shares of Medigus, with no per value, in an aggregate amount of NIS 500,000 (“Medigus Shares”). The amount of the Medigus Shares shall be determined based on the average closing price of the ordinary shares of Medigus on the Nasdaq in the 30 days ended one business day prior to Closing.

2. The Closing.

2.1 Closing Date. The consummation of the transactions contemplated hereby, including the purchase and sale of the Purchased Shares and the issuance of the Medigus Shares (the “Closing”), shall take place remotely via the exchange of documents and signatures, on the 3rd TASE trading day after the satisfaction of all of the conditions set forth in Sections 5 and 6 below, other than those conditions that by their nature are to be satisfied at the Closing (but subject to the fulfillment or specific written waiver of those conditions (if permitted hereunder) at the Closing), or at such other time and place as the Company and the Investor mutually agree upon but in any event within fourteen (14) TASE trading days following the approval of the shareholders of the Company of this Agreement in accordance with Section 5.6 below (such designated time and place, the “Closing Date”).

2.2 Transactions at the Closing. At the Closing, the following transactions shall take place, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

2.2.1	The Company shall deliver to the Investor:

2.2.1.1	True and correct copies of the resolutions of the Board of Directors (the “Board”), approving the transactions contemplated herein including the issuance of the Purchased Shares;

2.2.1.2	True and correct copy of minutes of meeting of the Company’s shareholders approving and adopting the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby, to the extent required under applicable law; and

2.2.1.3	An approval from TASE approving the listing and registration for trading of the Purchased Shares on the TASE;

2.2.2	The Company shall issue the Purchased Shares to the Investor by transferring to the nominee company of the Company (The Tel-Aviv Stock Exchange Nominee Company Ltd.) (the “Nominee Company”) all the documents and information required in order to register the Purchased Shares in the name of the Nominee Company, in favor of the stock exchange member; the Investor hereby instructs the Company to procure that the Purchased Shares shall be credited to his bank account as follows:

Account Name: Medigus Ltd.

Account Number: 117000/26

Bank: Hapoalim.

Bank Code: 12

Branch: 707

2.2.3	At the Closing, the Investor shall, transfer to the Company the Cash Consideration to be invested at the Closing by wire transfer of immediately available funds according to the Company’s wire instructions set forth below. Failure of the Investor to transfer the Cash Consideration shall entitle the Company, without derogating from any other remedy available to it under applicable law, to immediately terminate the Agreement. Details of Company’s bank account are as follows (“Company’s Bank Account”):

Account Name: Gix Internet Ltd.

Account Number: 322600/57

Currency: NIS

Bank: Leumi.

Bank Code: 10

Branch: 864

2.2.4	At the Closing, the Investor shall issue and transfer to the Company the Medigus Shares, Free and Clear. Failure of the Investor to issue and transfer the Medigus Shares shall entitle the Company, without derogating from any other remedy available to it under applicable law, to immediately terminate the Agreement.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that the following representations are true, correct and complete as of the date hereof and as of the Closing (as if made on the Closing Date); except, in each case, as to such representations and warranties that address matters as of a particular date, which are true, correct and complete only as of such date:

3.1 Organization. The Company is a company duly organized and validly existing under the laws of the State of Israel, is not a “breaching company” (within the meaning of Section 362.A of the Israeli Companies Law) and has all requisite corporate power and authority to carry on its business as currently conducted.

3.2 Share Capital. The capitalization table of the Company as presented on the website of the Tel-Aviv Stock Exchange (the “Capitalization Table”) represents correctly the outstanding share capital of the Company, as well as all warrants, options or any other securities issued by the Company. Except for: (a) the shares and convertible securities (whether allocated or promised) noted in the Capitalization Table, and (b) transactions contemplated by this Agreement, there are no other outstanding convertible securities, warrants, options or other rights to subscribe for, purchase or acquire from the Company, any share capital of the Company or securities convertible into share capital of the Company and there are no undertakings, commitments (or promises) providing for the issuance of, or the granting of rights to acquire, any share capital of the Company. All the issued and outstanding share capital of the Company has been duly authorized, and is validly issued and outstanding and fully paid and nonassessable. The Purchased Shares, when issued, will be duly authorized, validly issued, fully paid, nonassessable, free of any preemptive rights, will have the rights, preferences, privileges, and restrictions set forth in the articles of association of the Company (the “Articles”), and will be Free and Clear.

3.3 Authorization. All corporate action on the part of the Company necessary for the authorization, execution, delivery, and performance of all of the Company’s obligations under this Agreement including the issuance of the Purchased Shares, has been (or will be) taken prior to the Closing. This Agreement, when executed and delivered by or on behalf of the Company, and assuming the due authorization, execution and delivery by the other parties hereto, constitutes valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.4 No Conflict; Consents. Neither the execution and delivery of this Agreement nor compliance by the Company with the terms and provisions hereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (i) the Articles, (ii) any judgment, order, injunction, decree, or ruling of any applicable court or governmental authority, (iii) any applicable law, or (iv) any agreement, contract, lease, license or commitment to which the Company is a party or to which it is subject; and the execution of this Agreement and the compliance by the Company with its terms and provisions shall not (y) give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any material agreement, contract or commitment, or to any of the properties of the Company, or (z) otherwise require the consent, authorization or approval of any person any governmental authority, court or third party, which consent or approval has not heretofore been obtained, except for the consents required pursuant to Sections 5.4, 5.5, 5.6, 6.3 and 6.4 of this Agreement, which consents will be obtained prior to the Closing.

3.5 Medigus Shares.

3.5.1	Purchase Entirely for Own Account. The Medigus Shares will be acquired for investment for the Company’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Company has no present intention of selling, granting any participation in or otherwise distributing the Medigus Shares, except in compliance with applicable securities laws. The Company further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person with respect to the Medigus Shares. For purposes of this Agreement, “Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof) or other entity.

3.5.2	The Company (i) can bear the economic risk of its investment and (ii) possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the other Party and its securities.

3.5.3	The Company understands that the sale of the Medigus Shares is not registered under the Securities Act of 1933, as amended (the “Securities Act”) and that the issuance hereof is intended to be exempt from registration under the Securities Act. The certificate or book entry statement representing the Medigus Shares issued shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable securities laws:

“THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR APPLICABLE STATE

SECURITIES OR “BLUE SKY” LAWS.” “TRANSFER OF THESE SECURITIES IS PROHIBITED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SECURITY SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR AN EXEMPTION THEREFROM SHALL BE AVAILABLE UNDER THE ACT AND SUCH LAWS.”

3.5.4	The Company acknowledges that neither the U.S. Securities and Exchange Commission, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

3.5.5	The Company understands that the Medigus Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom (such as in accordance with Rule 144 under the Securities Act). .The Company further acknowledges that the Medigus Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied..

4. Representations and Warranties of the Investor. The Investor, hereby represents and warrants, that the following representations are true, correct and complete as of the date hereof and as of the Closing (as if made on the Closing Date); except, in each case, as to such representations and warranties that address matters as of a particular date, which are given only as of such date:

4.1 Authorization; Organization. The Investor is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction in which it has been incorporated and has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Investor, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.1 No Conflict; Consents. The execution, delivery and performance by the Investor of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not (a) result in any conflict with, or a breach or violation, with or without the passage of time and giving of notice, of any of the terms, conditions or provisions of, or give rise to rights to others (including rights of termination, cancellation or acceleration) under: (i) the governing documents of the Investor; (ii) any judgment, injunction, order, writ, decree or ruling of any court or governmental authority, domestic or foreign, to which the Investor is subject; (iii) any contract or agreement, lease, license or commitment to which the Investor is a party or by which it is bound; (iv) any applicable law; or (b) require the consent, approval or authorization of, registration, qualification or filing with, or notice to any person or any federal, state, local or foreign governmental authority or regulatory authority or agency, on the part of the Investor, which has not heretofore been obtained or made or will be obtained or made prior to Closing.

4.2 Purchase Entirely for Own Account. The Purchased Shares will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor does not presently have any contract, undertaking, agreement or arrangement to (i) sell, transfer or grant participation rights to any person with respect to any of the Purchased Shares, and/or (ii) cooperate in the voting of the Purchased Shares. The Investor has not been formed for the specific purpose of acquiring the Purchased Shares.

4.3 Investment Experience; Qualified Investor. The Investor acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating and understanding the merits and risks of the investment in the Company. The Investor meets at least one of the criteria listed in the first addendum to the Israeli Securities Law.

4.4 Statutory Lock-Up. The Investor acknowledges and agrees that the Purchased Shares acquired by such Investor are subject to limitations on transfers under Section 15C of the Israeli Securities Law, 1968 and the regulations promulgated thereunder (the “Securities Law”), and the Investor hereby undertakes to comply with such limitations.

4.5 Medigus Shares. The Medigus Shares, when issued, will be duly authorized, validly issued, fully paid, nonassessable, free of any preemptive rights, will have the rights, preferences, privileges, and restrictions set forth in the articles of association of Medigus, and shall be Free and Clear.

5. Conditions to Closing of the Investor. The obligations of the Investor to consummate the transactions contemplated by this Agreement, are subject to the satisfaction, on or before the Closing, of each of the conditions set forth in this Section 5, unless otherwise waived in writing (to the extent such conditions may be waived under applicable law) by the Investor:

5.1 Representations and Warranties. The representations and warranties made by the Company in this Agreement shall have been true and correct in all material respects on and as if made as of the Closing.

5.2 Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Company prior to the Closing shall have been performed or complied with by the Company, prior to or at the Closing.

5.3 No Legal Proceedings. No administrative agency, commission, regulatory or governmental or judicial body or any other person shall have commenced any legal proceeding preventing, prohibiting or otherwise making this Agreement or the transactions contemplated hereby illegal or that would otherwise prohibit or restrict the performance of the transactions contemplated by this this Agreement.

5.4 TASE Approval. The Company shall have obtained the approval of TASE for the listing of the Purchased Shares on the TASE.

5.5 Audit Committee & Board Approval. The Audit Committee and the board of directors of the Company shall have approved the transactions contemplated by this Agreement.

5.6 Shareholders Approval. The general meeting of shareholders of the Company shall have approved the transactions contemplated by this Agreement by the majority required under Section 275 of the Companies Law, 1999. Such shareholders approval was obtained on November 30, 2023.

6. Conditions of Closing of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement, are subject to the satisfaction, on or before the Closing, of the conditions set forth under this Section 6, unless otherwise waived in writing by the Company:

6.1 Representations and Warranties. The representations and warranties made by the Investor in this Agreement shall have been true and correct in all material respects on and as if made as of the Closing.

6.2 Payment of the Investment Amount. The Investor shall have paid the Cash Consideration and shall have issued the Medigus Shares as set forth in this Agreement.

6.3 TASE Approval. The Company shall have obtained the approval of TASE for the listing of the Purchased Shares on the TASE.

6.4 Shareholders Approval. The general meeting of shareholders of the Company shall have approved the transactions contemplated by this Agreement by the majority required under Section 275 of the Companies Law, 1999.

7. Miscellaneous

7.1 Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the transferees, successors, assigns, heirs, executors, and administrators of the parties hereto. This Agreement shall not be assigned by either party without the prior written consent of the other Party.

7.2 Further Assurances. Each of the parties hereto shall perform such further acts and execute and deliver such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

7.3 Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved exclusively by the appropriate court in Tel Aviv-Jaffa district, and each of the parties hereby submits irrevocably and exclusively to the jurisdiction of such court.

7.4 Entire Agreement; Amendment. This Agreement and the Schedules attached hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. The Company makes and has given no other warranties or representations, other than as expressly set out herein. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company and each Investor. The recitals hereto constitute an integral part of this Agreement.

7.5 Delays and Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

7.6 Notices. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be emailed or mailed by registered (with return receipt confirmation) , postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

If to the Company:	Derech Menachem Begin 11, Ramat Gan
Israel
Attention: Amihay Hadad, CFO
Telephone: +972-6666611
E-mail: amihay@gix-internet.com

If to the Investor:	[___]
Attention: [___]
Telephone: [___]
E-mail: [___]

Notice shall be deemed provided (i) in the case of hand delivery or delivery by internationally recognized overnight courier, on the next business day after delivery, (ii) if mailed by registered mail, return receipt requested, two business days following the date it was mailed, and (iii) in the case of a notice sent by e-mail on the date of electronic confirmation of receipt of such e-mail (excluding automatic (out of office) replies) and provided that if such notice is given outside the trading hours on the TASE, such notice shall be deemed provided on the next business day after delivery.

7.7 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

7.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Private Placement Agreement as of the date first written above.

Gix Internet Ltd.

By:	/s/ Amihay Hadad / /s/ Amitay Weiss
Amihay Hadad / Amitay Weiss
CFO/ CEO

Signatures:

IN WITNESS WHEREOF, the parties have executed this Private Placement Agreement as of the date first written above.

INVESTOR:

MEDIGUS LTD.

By:	/s/ Eli Yoresh	By:
Name:	Eli Yoresh	Name:
Title:	Chairman	Title: